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                                                                    Exhibit 99.1


Press Release                                                Source: Dynegy Inc.

Dynegy Sells Hornsea Gas Storage Facility to SSE Energy Supply

HOUSTON & LONDON--(BUSINESS WIRE)--Sept. 30, 2002--Dynegy Inc. (NYSE:DYN - News) today announced that it has sold Dynegy Hornsea Limited, which owns and operates an onshore natural gas storage facility in the United Kingdom, to SSE Energy Supply Limited, a subsidiary of Scottish and Southern Energy plc. Under the terms of the purchase agreement, which was executed today, SSE paid approximately $200 million (130 million pounds) for all of the shares of Dynegy Hornsea.

The sale is consistent with Dynegy's previously announced plans to execute a sale or joint venture transaction involving its U.K. gas storage assets in connection with the company's ongoing capital and liquidity plan. According to Dan Dienstbier, chairman and interim chief executive officer of Dynegy Inc., "This represents another step forward in restructuring our business and improving our financial profile. We identified Hornsea as a valuable, but non-core asset when we established our U.K. storage business last year."

Dynegy Hornsea is an indirect wholly owned subsidiary of Dynegy Europe Limited and a key provider of physical storage space in the U.K. natural gas market. It has a total storage capacity of 325 million cubic meters (3,500 GWh) and deliverability of 18 million cubic meters per day (195 GWh/day). Dynegy Hornsea also owns a neighboring development site at Aldbrough. This site has planning permission for development as an additional salt cavity storage facility.

ABN AMRO acted as the exclusive financial advisor to Dynegy in this transaction.

Dynegy Inc. produces and delivers energy, including natural gas, power, natural gas liquids and coal through its owned and contractually controlled network of physical assets. The company serves customers by aggregating production and supply and delivering value-added solutions to meet their energy needs.